EXHIBIT 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

CCRE COMMERCIAL MORTGAGE SECURITIES, L.P.

This Certificate of Limited Partnership of CCRE Commercial Mortgage Securities, L.P. (the “Partnership”) is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Uniform Limited Partnership Act.

1.	The name of the Partnership is CCRE Commercial Mortgage Securities, L.P.

2.
The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The Partnership’s registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

3.	The name and business addresses of the general partner of the Partnership are:

CCRE Commercial Mortgage Securities Holdings, LLC c/o Cantor Fitzgerald, L.P. 110 East 59th Street New York, New York 10022

IN WITNESS WHEREOF, the undersigned, the general partner of the Partnership, has causes this Certificate of Limited Partnership of CCRE Commercial Mortgage Securities, L.P. to be duly executed, as of this 9th day of February, 2011.

CCRE Commercial Mortgage Securities Holdings, LLC
Its General Partner

/s/ Stephen M. Merkel
Name: Stephen M. Merkel
Title: Executive Managing Director